SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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THE PEP BOYS - MANNY, MOE & JACK
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THE PEP BOYS – MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________

To our Shareholders:

     It is our pleasure to invite you to Pep Boys 2008 Annual Meeting. This year’s meeting will be held on Thursday, June 19, 2008, at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania. The meeting will begin promptly at 9:00 a.m.

     At the meeting, shareholders will act on the following matters:

(Item 1)	The election of the full Board of Directors for a one-year term.

(Item 2)	The ratification of the appointment of our independent registered public accounting firm.

(Item 3)	The amendment of our Articles of Incorporation to provide for majority voting in uncontested elections of Directors.

     The shareholders will also consider any other business that may properly come before the meeting. The attached proxy statement provides further information about the matters to be acted on at the meeting.

     All shareholders of record at the close of business on Friday, April 18, 2008 are entitled to vote at the meeting and any postponements or adjournments. Whether or not you plan to attend the meeting, please make sure that your shares are represented by signing and returning the enclosed proxy card.

Brian D. Zuckerman
Secretary

May 9, 2008

THE PEP BOYS – MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
____________

PROXY STATEMENT
____________

TABLE OF CONTENTS

GENERAL INFORMATION	1
SHARE OWNERSHIP	3
(ITEM 1) ELECTION OF DIRECTORS	6
What is the makeup of the Board of Directors?	6
Nominees for Election	6
Corporate Governance	8
Meetings and Committees of the Board of Directors	8
Can a shareholder nominate a candidate for director?	9
How are candidates identified and evaluated?	10
How are directors compensated?	10
Director Compensation Table	11
Certain Relationships and Related Transactions	11
Report of the Audit Committee of the Board of Directors	12
Independent Registered Public Accounting Firm’s Fees	13
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Compensation Committee Report	19
Summary Compensation Table	20
Grants of Plan Based Awards	22
Outstanding Equity Awards at Fiscal Year-End Table	23
Option Exercises and Stock Vested Table	24
Pension Plans	24
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans	25
Employment Agreements with the Named Executive Officers	26
Potential Payments upon Termination or Change of Control	27
(ITEM 2) PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCCOUNTING FIRM	28
(ITEM 3) AMENDMENT OF OUR ARTICLES OF INCORPORATION	29
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
COST OF SOLICITATION OF PROXIES	30
PROPOSALS OF SHAREHOLDERS	30
ANNUAL REPORT ON FORM 10-K	31
APPENDIX A – AUDIT COMMITTEE CHARTER	A-1
APPENDIX B – AMENDMENT TO ARTICLES OF INCORPORATION	B-1

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at this year’s Annual Meeting. The meeting will be held on Thursday, June 19, 2008, at the Hilton Philadelphia City Avenue, 4200 City Avenue, Philadelphia, Pennsylvania and will begin promptly at 9:00 a.m. This proxy statement, the foregoing notice and the enclosed proxy card are being sent to shareholders on or about May 9, 2008.

What is the purpose of the meeting?

     At the meeting, shareholders will vote on:

  The election of directors

  The ratification of the appointment of our independent registered public accounting firm

  The amendment of our Articles of Incorporation to provide for majority voting in uncontested elections of Directors.

     In addition, we will report on our business operations and will answer questions posed by shareholders.

Who may vote at the meeting?

     Common stock is the only class of stock that Pep Boys has outstanding and is referred to in this Proxy Statement as “Pep Boys Stock.” You may vote those shares of Pep Boys Stock that you owned as of the close of business on the record date, April 18, 2008. As of the record date, 53,967,613 shares were outstanding. As of the record date, 2,195,270 of the outstanding shares were held by The Pep Boys – Manny, Moe & Jack Flexitrust. This flexible employee benefits trust was established on April 29, 1994 to fund a portion of our obligations arising from various employee compensation and benefit plans. Shares held for participating employees under the Flexitrust will be voted as directed by written instructions from the participating employees.

What are the voting rights of Pep Boys’ shareholders?

     Each shareholder is entitled to one vote per share on all matters including in uncontested elections of directors.

How do I vote before the meeting?

     If you complete and sign the enclosed proxy card and return it prior to meeting, your shares will be voted as you direct. If you sign and return a proxy card prior to the meeting that does not contain instructions, your shares will be voted:

  FOR election of the nominated slate of directors

  FOR the ratification of the appointment of our independent registered public accounting firm

  FOR the amendment of our Articles of Incorporation to provide for majority voting in uncontested elections of Directors

Can I vote at the meeting?

     You may vote your shares at the meeting if you or your authorized proxy attends the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy by completing, signing and returning the enclosed proxy card to us prior to the meeting.

Can I change my vote after I return my proxy card?

     Yes. You may revoke your proxy at any time prior to its exercise at the meeting by delivering either a written revocation notice or another signed proxy card with a later date to our corporate Secretary. You may also change your vote by attending the meeting, requesting that your previously delivered proxy card be revoked and then voting in person.

How many votes must be present to hold the meeting?

     In order to hold the meeting, a majority of the shares of Pep Boys Stock outstanding on the April 18, 2008 record date must be present at the meeting. The presence of such a majority is called a quorum. Since 53,967,613 shares were outstanding on the record date, at least 26,983,807 shares must be present to establish a quorum.

     Your shares are counted as present at the meeting if you attend and vote in person or if you properly return a proxy card. Abstentions will be counted as present for the purpose of determining whether there is a quorum for all matters to be acted upon at the meeting.

     On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Accordingly, the presence of such votes at the meeting will be included in determining whether there is a quorum for (Item 1) and (Item 2). A broker non-vote occurs when a brokerage firm holding a customer’s shares in street name has not received voting instructions from such customer with respect to a non-routine matter to be voted upon. Accordingly, broker non-votes will not be counted as present for the purpose of determining whether there is a quorum for (Item 3).

How many votes are needed to elect directors?

     The eleven nominees receiving the highest number of “For” votes will be elected as directors. This is commonly referred to as a plurality. Shares not voted for a particular director, due to proxy cards marked “withhold authority,” abstentions or otherwise, will not be counted as voted for the indicated director(s), but will be counted in determining whether there is a quorum.

How many votes are needed to approve the other matters to be acted on at the meeting?

     Each of the other matters must be approved by a majority of the votes cast on such matter.

What are the Board of Directors’ recommendations?

     Unless you give other directions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

     The Board recommends a vote:

  FOR election of the nominated slate of directors

  FOR the ratification of the appointment of our independent registered public accounting firm

  FOR the amendment of our Articles of Incorporation to provide for majority voting in uncontested elections of Directors

     We have not received proper notice of, and are not aware of, any other matters to be brought before the meeting. If any other matters properly come before the meeting, the proxies received will be voted in accordance with the discretion of the proxy holders named on the proxy card.

A note about certain information contained in this Proxy Statement

     Filings made by companies with the Securities and Exchange Commission (SEC) sometimes “incorporate information by reference.” This means that the company is referring you to information that has previously been filed with the SEC and that such information should be considered part of the filing you are then reading. The Audit Committee Report and the Human Resources Committee Report contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

SHARE OWNERSHIP

Who are Pep Boys’ largest shareholders?

     Based solely on a review of filings with the SEC, the following table provides information about those shareholders that beneficially own more than 5% of the outstanding shares of Pep Boys Stock.

Name	Number of Shares Owned	Percent of Outstanding Shares

Barington Capital Group, L.P. and affiliates	5,946,991	11.0%
888 Seventh Avenue, 17th Floor
New York, NY 10019
RJG Capital Management, LLC and affiliates
11517 West Hill Drive
North Bethesda, MD 20852
D.B. Zwirn & Co., LP and affiliates
745 Fifth Avenue, 18th Floor
New York, NY 10151[1]

Dimensional Fund Advisors LP	4,465,588	8.3%
1299 Ocean Avenue
Santa Monica, CA 90401[2]

Advisory Research, Inc.	4,215,372	7.8%
180 North Stetson Street, Suite 5500
Chicago, IL 60601[3]

FMR LLC	3,430,617	6.4%
82 Devonshire Street
Boston, MA 02109[4]

Glenhill Advisors LLC	2,917,024	5.4%
Glenn J. Krevlin
Glenhill Capital Management
598 Madison Avenue, 12th Floor
New York, NY 10022[5]

1	Based upon information disclosed in a Schedule 13D/A filed on December 6, 2007.
2	Based upon information disclosed in a Schedule 13G/A filed on February 6, 2008. Dimensional Fund Advisers LP disclaims beneficial ownership of such shares.
3	Based upon information disclosed in a Schedule 13G filed on February 14, 2008.
4	Based upon information disclosed in a Schedule 13G filed on February 15, 2008
5	Based upon information disclosed in a Schedule 13G/A filed on February 14, 2008.

How many shares do Pep Boys’ directors and executive officers own?

     The following table shows how many shares the nominees for election as directors and executive officers named in the Summary Compensation Table found on page 20 beneficially owned on April 18, 2008. The address for each of such individuals is 3111 West Allegheny Avenue, Philadelphia, PA 19132.

Name	Number of Shares Owned[1]	Percent of Outstanding Shares
James A. Mitarotonda[2]	5,633,231	10.4%
Thomas R. Hudson Jr.[3]	2,480,613	4.6%
Jeffrey C. Rachor	1,201,630	2.2%
Harry F. Yanowitz	381,377	+
William Leonard	331,580	+
Joseph A. Cirelli	114,674	+
Michael R. Odell	78,353	+
Scott A. Webb	54,778	+
Jane Scaccetti	42,193	+
John T. Sweetwood	41,709	+
Robert H. Hotz	41,580	+
Nick White	41,249	+
Peter A. Bassi	31,580	+
M. Shân Atkins	22,880	+
James A. Williams	18,312	+
Irvin D. Reid	1,262	+
Hal Smith[4]	248,911	+
Mark L. Page[5]	157,472	+
All directors and current executive	10,539,874	18.9%
officers as a group (17 people)

+	Represents less than 1%.
1

Includes shares for which the named person has sole voting and investment power and non-voting interests including restricted stock units and deferred compensation accounted for as Pep Boys Stock. Also includes the following shares that can be acquired through stock option exercises through June 18, 2008: Mitarotonda – 2,091; Hudson – 2,017; Rachor – 537,500; Yanowitz – 151,400; Leonard – 9,881; Cirelli – 68,825; Odell – 1,200; Scaccetti – 17,881; Sweetwood – 21,881; Hotz – 7,881; White – 2,073; Bassi – 21,881; Atkins – 9,381; Williams – 2,091; Reid – 211; Smith – 169,000; Page – 153,500; and as a group – 856,194.

2

Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of each of Barington Companies Investors, LLC ("Barington Investors"), Barington Companies Advisors, LLC ("Barington Advisors") and Barington Offshore Advisors II, LLC ("Barington Offshore"). Barington Investors is the general partner of Barington Companies Equity Partners, L.P. ("Barington"). Barington Advisors is the general partner of Barington Investments, L.P. (“Barington Investments”). Barington Offshore is the investment advisor to Barington Companies Offshore Fund, Ltd. (“Barington Fund”). Barington, Barington Investments and Barington Fund beneficially own 1,701,402, 991,780 and 2,932,737 shares of Pep Boys Stock, respectively. Mr. Mitarotonda disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

3

Mr. Hudson is the Manager of Pirate Capital LLC, an entity that beneficially owns 2,473,559 shares of Pep Boys Stock. Mr. Hudson disclaims beneficial ownership of any and all such shares in excess of his actual pecuniary interest in such shares, if any.

4	Mr. Smith was separated from the Company as of September 7, 2007. His beneficial ownership is reported as of such date.
5	Mr. Page retired from the Company as of November 3, 2007. His beneficial ownership is reported as of such date.

(ITEM 1) ELECTION OF DIRECTORS

What is the makeup of the Board of Directors?

     On April 23, 2008, Jeffrey C. Rachor resigned from his positions as President & Chief Executive Officer and as a member of our Board of Directors. In connection therewith, our Board of Directors was reduced to eleven members.

Nominees for Election

     The Board of Directors proposes that the following nominees be elected. If elected, each nominee will serve a one-year term expiring at the 2009 Annual Meeting and until such director’s successor has been duly elected and qualified. Each of the nominees has consented to serve, if elected. Unless contrary instructions are given, the proxy holders named on the enclosed proxy card will vote for the election of these nominees. If any nominee becomes unavailable to serve as a director, the proxy holders will vote for the election of any substitute nominee designated by the Board.

     The nominees standing for election are:

William Leonard	Director since 2002; Chairman of the Board since February 2006

     Mr. Leonard, 60, served as our Interim Chief Executive Officer from July 18, 2006 through March 25, 2007. From 1992 through his retirement in 2004, Mr. Leonard served as an officer, and ultimately President & Chief Executive Officer and a director, of ARAMARK Corporation, a professional services company providing food, hospitality, facility management services and uniform and work apparel.

Peter A. Bassi	Director since 2002

     Mr. Bassi, 58, is retired. From 1997 through 2004, he served as an officer, and ultimately Chairman, of Yum! Restaurants International, a division of Yum! Brands, Inc., that operates restaurants under the KFC, Long John Silver's, Pizza Hut, Taco Bell, A&W Restaurant and other brands. Mr. Bassi serves a director of BJ’s restaurants, Inc.

Jane Scaccetti	Director since 2002

     Ms. Scaccetti, 54, a CPA, has been a shareholder and principal of Drucker & Scaccetti PC, a private accounting firm, since 1990. Ms. Scaccetti serves as a director of Nutrition Management Services Company.

John T. Sweetwood	Director since 2002

     Mr. Sweetwood, 60, is a principal and the President of Woods Investment, LLC, a private real estate investment firm. From 1995 through 2002, Mr. Sweetwood served as an officer, and ultimately as President of The Americas, of Six Continents Hotels (currently, Intercontinental Hotels Group), a division of Six Continents PLC (currently IHG PLC) that operates hotels under the InterContinental, Crown Plaza, Holiday Inn and other brands.

M. Shân Atkins	Director since 2004

     Ms. Atkins, 51, a CPA and Chartered Accountant, is Managing Director of Chetrum Capital LLC, a private investment firm. From 1996 through 2001, Ms. Atkins served as an officer, and ultimately as Executive Vice President – Strategic Initiatives, of Sears Roebuck & Co. Ms. Atkins serves as a director of Shoppers Drug Mart Corporation, Spartan Stores, Inc. and Tim Hortons Inc.

Robert H. Hotz	Director since 2005

     Mr. Hotz, 63, is Senior Managing Director, Co-Head of Investment Banking, a member of the Operating Committee and Co-Chairman of Houlihan Lokey Howard & Zukin, Inc, where he has been employed since 2002. Mr. Hotz serves as a director of Universal Health Services, Inc.

James A. Mitarotonda	Director since August 2006

     Mr. Mitarotonda, 53, is the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991. Mr. Mitarotonda served as the President and Chief Executive Officer of Dynabazaar, Inc. from May 2006 until April 2007 and January 2004 until December 2004. Mr. Mitarotonda also served as the Co-Chief Executive Officer and Co-Chairman LQ Corporation, Inc. from April 2003 until May 2004 and as its sole Chief Executive Officer from May 2004 until October 2004. Mr. Mitarotonda serves as a director of A. Schulman, Inc. and Griffon Corporation.

     Each of Messrs. Mitarotonda, Reid, White and Williams was originally appointed to the Board pursuant to the terms of an agreement between the Company and a group of investors led by Barington Capital Group, L.P. See “Certain Relationships and Related Transactions” for a more complete description of the Barington Agreement.

Nick White	Director since August 2006

     Mr. White, 63, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000. From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam's Wholesale Club from 1985 through 1989. Mr. white serves as a Director of Dillard’s, Inc.

James A. Williams	Director since August 2006

     Mr. Williams, 65, is the Corporate President and Vice Chairman of GoldToeMoretz, LLC, the resultant parent company formed as a result of the merger of Gold Toe Bands, Inc. and Moretz Sports, Inc. in October 2006. From 1999 through October 2006, Mr. Williams served as the President and Chief Executive Officer of Gold Toe Brands, Inc., the largest branded sock manufacturer in the United States.

Thomas R. Hudson Jr.	Director since August 2006

     Mr. Hudson, 42, is and has been since May 2002 the Manager of Pirate Capital LLC, an investment manager, which he founded. From February 2001 through May 2002, Mr. Hudson was a private investor. From 1999 to February 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment management firm, where he directed all distressed research and managed the bank loan trading desk. Prior to that, from 1997 to 1999, Mr. Hudson served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., an investment bank, where he was responsible for investing and trading a $500 million portfolio of distressed domestic and international private assets. No such companies employing Mr. Hudson were a parent, subsidiary or affiliate of the Company. Mr. Hudson currently serves as a director of The Allied Defense Group, Inc., The Brink’s Company and PW Eagle, Inc.

     Mr. Hudson was originally appointed to the Board in exchange for Pirate Capital LLC’s withdrawal of its Notice of Intent to Nominate One Person for Election as a Director and to Move a Business Proposal at the 2006 Annual Meeting.

Irvin D. Reid	Director since December 2007

     Dr. Reid, 67, is the President of Wayne State University, an urban research university located in Detroit, Michigan and sits on the Board of the Federal Reserve Bank of Chicago (Detroit Branch). Mr. Reid serves as a director of Mack-Cali Realty Corporation and Handleman Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
EACH OF THESE NOMINEES FOR DIRECTOR

Corporate Governance

     Our Board of Directors’ governance principles are embodied in our corporate Code of Ethics (applicable to all Pep Boys associates including our executive officers and members of the Board), the Board of Directors Code of Conduct and the various Board committee charters, all of which are available for review on our website, www.pepboys.com, or which will be provided in writing, free of charge, to any shareholder upon request to: Pep Boys, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary. The information on our website is not part of this Proxy Statement. References to our website herein are intended as inactive textual references only.

     As required by the New York Stock Exchange (NYSE), promptly following our 2007 Annual Meeting, our President & CEO certified to the NYSE that he was not aware of any violation by Pep Boys of NYSE corporate governance listing standards.

     Independence. An independent director is independent from management and free from any relationship with Pep Boys that, in the opinion of the Board, would interfere in the exercise of independent judgment as a director. In reaching such an opinion, the Board considers, among other factors, the guidelines for independent directors promulgated by the NYSE. The independence of the outside directors is reviewed annually by the full Board. In accordance with NYSE guidelines, our Board consists of a majority of independent directors. In fact, all of our current directors are independent. All Committees of the Board consist entirely of independent directors.

     Communicating with the Board of Directors. Interested parties should address all communications to the full Board or an individual director to the attention of our corporate Secretary. Our corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics. All such improper communications receive a response in due course. Any communication directed to an individual director relating solely to a matter involving such director is forwarded to such director. Any communication directed to an individual director relating to a matter involving both such director and Pep Boys or the Board of Directors, as a whole, is forwarded to such director and the Chairman of the Board. The balance of the communications are forwarded to the Chairman of the Board. Except for improper communications, all interested party communications to the Board of Directors or an individual director received by the corporate Secretary are kept in confidence from management. These procedures were adopted unanimously by the independent directors.

     Director Attendance at the Annual Meeting. All Board members are strongly encouraged to attend the Annual Meeting of Shareholders. All nominees then standing for election attended the 2007 Annual Meeting.

     Executive Sessions of the Independent Directors. Our non-executive Chairman, Mr. Leonard, presides over all such sessions, which are held, at a minimum, immediately following all regularly scheduled Board meetings.

     Personal Loans to Executive Officers and Directors. Pep Boys has no personal loans extended to its executive officers or directors.

Meetings and Committees of the Board of Directors

     The Board of Directors held 16 meetings during fiscal 2007. During fiscal 2007, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committee(s) on which such director served. The Board of Directors has standing Audit, Human Resources and Nominating and Governance Committees. All Committee members are “independent” as defined by the listing standards of the NYSE.

     Audit Committee. Ms. Atkins (chair), Mr. Hotz, Dr. Reid and Ms. Scaccetti are the current members of the Audit Committee. The Audit Committee reviews Pep Boys’ consolidated financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. The Audit Committee met 14 times during fiscal 2007.

     Human Resources Committee. Messrs. Bassi (chair), Sweetwood, White and Williams are the current members of the Human Resources Committee. The Human Resources Committee recommends the compensation for all of Pep Boys’ officers and serves as the Board’s representative on all human resource matters directly impacting Pep Boys’ business performance. The Human Resource Committee met seven times during fiscal 2008.

     Nominating and Governance Committee. Messrs. Sweetwood (chair), Bassi, Hudson and Mitarotonda are the current members of the Nominating and Governance Committee. The Nominating and Governance Committee recommends candidates to serve on the Board and serves as the Board’s representative on all corporate governance matters. The Nominating and Governance Committee met three times during fiscal 2008.

     Operational Efficiency Committee. On December 15, 2006, the Board appointed a special committee, that meets from time-to-time, to assist management with identifying and realizing opportunities to reduce operational costs. The Committee currently consists of Messrs. Hudson (chair), Leonard, White and Williams.

     Real Estate Committee. On December 15, 2006, the Board appointed a special committee, that meets from time-to-time, to assist management in exploring, and executing against, alternatives for monetizing its real estate assets. The Committee currently consists of Messrs. Mitarotonda (chair), Hudson and Sweetwood and Ms. Scaccetti.

Can a shareholder nominate a candidate for director?

     The Nominating and Governance Committee considers nominees recommended by our shareholders. Written recommendations should be sent to our offices located at 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary. The recommendation should state the qualifications of the nominee to be considered.

     A shareholder may also nominate candidates to be considered for election as directors at an upcoming shareholders’ meeting by timely notifying us in accordance with our By-laws. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received at our principal executive offices within ten days of the date of such public announcement will be considered timely. The shareholder’s notice must also set forth all of the following information:

  the name and address of the shareholder making the nomination a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee the name of the proposed nominee

  the proposed nominee’s principal occupation and employment for the past 5 years a description of any other directorships held by the proposed nominee a description of all arrangements or understandings between the nominee and any other person or persons relating to the nomination of, and voting arrangements with respect to, the nominee

How are candidates identified and evaluated?

     Identification. The Nominating and Governance Committee considers all candidates recommended by our shareholders, directors and senior management on an equal basis. The Nominating and Governance Committee’s preference is to identify nominees using our own resources, but has the authority to and will engage search firms(s) as necessary.

     Qualifications. The Nominating and Governance Committee evaluates each candidate’s judgment, diversity (age, gender, ethnicity, etc.) and professional background and experience, as well as, his or her independence from Pep Boys. Such qualifications are evaluated against our then current requirements, as expressed by the Chief Executive Officer, and the current make up of the full Board.

     Evaluations. Candidates are evaluated on the basis of their resume, third party references, public reputation and personnel interviews. Before a candidate can be recommended to the full Board, such candidate must, at a minimum, have been interviewed by each member of the Nominating and Governance Committee and have met, in person, with at least one member of the Nominating and Governance Committee, the Chairman of the Board and the Chief Executive Officer.

How are directors compensated?

     Base Compensation. Each non-management director (other than the Chairman of the Board) receives an annual director’s fee of $35,000. Our Chairman of the Board receives an annual director’s fee of $80,000.

     Committee Compensation. Directors serving on our standing Board committees also receive the following annual fees.

	Chair	Member
Audit	$25,000	$15,000
Human Resources	$10,000	$5,000
Nominating and Governance	$10,000	$5,000

     In addition, members of special committees appointed by the Board receive a one-time fee upon appointment to such committees of $15,000.

     A director may elect to have all or a part of his or her director’s fees deferred. Amounts deferred receive a rate of return equal to the prime interest rate or the performance of Pep Boys Stock (represented by stock units), as elected by the director, and are paid at a later date chosen by the director at the time of deferral. A director who is also an employee of Pep Boys receives no additional compensation for service as a director.

     Equity Grants. The Pep Boys 1999 Stock Incentive Plan, or the 1999 Plan, provides for an annual grant of restricted stock units and options having an aggregate value of $45,000 to non-management directors. Restricted stock units granted to non-management directors vest in 25% increments over four years commencing on the first anniversary of the date of grant; provided, however, that the receipt of the shares underlying the restricted stock units is automatically deferred until termination of service as a director. The stock options granted to non-management directors are priced at the fair market value of Pep Boys Stock on the date of grant. Twenty percent of the stock options granted are exercisable immediately and an additional 20% become exercisable on each of the next four anniversaries of the grant date. The 1999 Plan is administered, interpreted and implemented by the Human Resources Committee of the Board of Directors.

     The table details the compensation paid to non-employee directors during the fiscal year ended February 2, 2008.

Director Compensation Table

		Stock Awards
	Fees Earned or	(Restricted Stock
	Paid in Cash	Units)	Option Awards	Total
Name	($)	($)	($)	($)
William Leonard	80,000	33,750	11,250	125,000
M. Shân Atkins	60,000	33,750	11,250	105,000
Peter A. Bassi	50,000	33,750	11,250	95,000
Robert H. Hotz	50,000	33,750	11,250	95,000
Thomas R. Hudson, Jr.	35,000	33,750	11,250	80,000
James A. Mitarotonda	40,000	33,750	11,250	85,000
Irvin D. Reid	4,166	11,865	3,955	19,986
Jane Scaccetti	50,000	33,750	11,250	95,000
John T. Sweetwood	50,000	33,750	11,250	95,000
Nick White	40,000	33,750	11,250	85,000
James A. Williams	40,000	33,750	11,250	85,000

Certain Relationships and Related Transactions

      On August 2, 2006, the Company entered into an agreement with a group of investors led by Barington Capital Group, L.P. The agreement expires at the 2008 Annual Meeting. Pursuant to the agreement, among other things:

  the Company increased the size of the Board from nine to ten directors

  Messrs. Lukens, Mitarotonda, White and Williams were appointed to the Board and its committees the 2006 Annual Meeting was scheduled

  the Company agreed to include each of Messrs. Lukens, Mitarotonda, White and Williams in the Board’s slate of directors for election at the 2006 and 2007 Annual Meetings the Company made certain modifications to its Shareholder Rights Plan the Barington Group agreed not to nominate persons for election as directors at the 2006 Annual Meeting and to abide by certain standstill provisions until the 2008 Annual Meeting

     Mr. Mitarotonda is party to the agreement in his individual capacity. He is also the President and Chief Executive Officer of Barington Capital Group, L.P. A copy of the agreement is on file with the SEC as an Exhibit to the Company’s Current Report on Form 8-K filed on August 3, 2006.

Report of the Audit Committee of the Board of Directors

      The Audit Committee reviews Pep Boys’ financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. Each committee member is “independent” as defined by the listing standards of the New York Stock Exchange. Ms. Atkins (chair), Mr. Hotz, Mr. Reid and Ms. Scaccetti are the current members of the Audit Committee. Both Ms. Atkins and Ms. Scaccetti have been designated by the full Board as Audit Committee Financial Experts as defined by SEC regulations. A written charter adopted by the full Board governs the activities of the Audit Committee. The charter is reviewed, and when necessary revised, annually. A copy of the current Audit Committee Charter is attached hereto as Appendix A.

      Management has primary responsibility for Pep Boys’ internal accounting controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Pep Boys’ consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audit and to issue an attestation of management’s assertion of Pep Boys internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves as a focal point for communication among the Board of Directors, the independent registered public accounting firm, management and Pep Boys’ internal audit function, as the respective duties of such groups, or their constituent members, relate to Pep Boys’ financial accounting and reporting and to its internal controls.

     In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. These discussions included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also reviewed and discussed with management, the internal auditors and the independent registered public accounting firm, management’s report, and the independent registered public accounting firm’s attestation, on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee also discussed with the independent registered public accounting firm its independence from Pep Boys and its management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Based upon the discussions and reviews referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC.

      This report is submitted by:

      M. Shân Atkins
      Robert H. Hotz
      Irvin D. Reid
      Jane Scaccetti

Independent Registered Public Accounting Firm’s Fees

      The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

Fiscal Year	2007	2006
Audit Fees	$2,093,300	$1,407,200
Audit-Related Fees	16,430	80,845
Tax Fees	41,000	124,675
All Other Fees	0	0
Total	$2,150,750	$1,612,720

      Audit Fees. Audit Fees billed in fiscal 2007 and fiscal 2006 consisted of (i) the audit of our annual financial statements, (ii) the audit of our internal control over financial reporting, (iii) the reviews of our quarterly financial statements and (iv) comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

      Audit-Related Fees. Audit-Related Fees billed in fiscal 2007 consisted of employee benefit plan audits and in 2006 consisted of financial accounting and reporting consultations and employee benefit plan audits.

      Tax Fees. Tax Fees billed in fiscal 2007 and 2006 consisted of tax compliance services in connection with tax audits and appeals.

      The Audit Committee annually engages Pep Boys’ independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of Pep Boys’ financial statements and all reasonably related assurance and services. All non-audit services are considered for approval by the Audit Committee on an as-requested basis by Pep Boys. For fiscal 2007, the Audit Committee discussed the non-audit services with Deloitte & Touche LLP and management to determine that they were permitted under the rules and regulations concerning the independence of independent registered public accounting firms promulgated by the SEC and the American Institute of Certified Public Accountants. Following such discussions, the Audit Committee determined that the provision of such non-audit services by Deloitte & Touche LLP was compatible with maintaining their independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Summary.

     The compensation provided to the executives listed in the Summary Compensation Table, whom we refer to as our named executive officers, consists of base salaries, short-term cash incentives, long-term equity incentives, retirement plan contributions and heath and welfare benefits. Long-term incentives consist of stock options and restricted stock units, or RSUs. Our executive compensation program is designed to attract and retain highly-qualified individuals and to reward such individuals for their efforts in achieving our corporate objectives, and is based upon four principles:

  Performance-oriented. Ensuring the alignment of shareholder, corporate and individual goals.

  Value-oriented. Ensuring optimum value creation, while considering tax effectiveness, accounting impact, overhang and dilution considerations.

  Fairness. Ensuring an executive team orientation, where future value is equitable relative to an individual’s role and contribution.

  Corporate Ownership. Building executive stock ownership to demonstrate commitment to and faith in the future of Pep Boys.

     All program components are designed to be competitive at the market median of our peer group, with the opportunity to earn more or less based on performance. Our peer group consists of the following competitors and comparably-sized specialty retailers: AutoZone, Advance Auto Parts, CSK Auto, Monro Muffler & Brake, O’Reilly Automotive, Border’s, Cost Plus, Dick’s Sporting Goods, Hibbitt Sports, Jo-Ann Stores, PetSmart and Williams-Sonoma. The compensation mix as a percentage of total compensation is designed to reflect market competitiveness and job level responsibility. The Human Resources Committee recommends to the full Board of Directors the annual total compensation levels for all of the named executive officers (other than the CEO), based on recommendations made by the CEO and the head of Human Resources and in consultation with management consultants. The Human Resources Committee recommends to the full Board of Directors the annual total compensation level for the CEO, based on recommendations made by the head of Human Resources and the General Counsel and in consultation with management consultants.

     The current executive compensation program structure was originally adopted in 2004 following a comprehensive consulting engagement by the Hay Group. Since its adoption in 2004, we have made annual adjustments to the component compensation levels based upon consultation with the Hay Group and Towers Perrin and benchmarking analysis conducted against the compensation levels of our Peer Group.

     The Human Resources Committee and the Board of Directors consider our overall compensation levels for the named executive officers to be reasonable and appropriate.

     Please note that the “Components of Compensation” discussion that follows is generally applicable to all named executive officers who served as executive officers during fiscal 2007. Each of Messrs. Cirelli and Yanowitz, served as executive officers during the entirety of fiscal 2007. Messrs. Rachor, Odell and Webb joined the Company during fiscal 2007. See the discussion that follows under, “New Executive Officers.” Messrs. Smith and Page left the employment of the Company during fiscal 2007. See the discussion that follows under, “Former Executive Officers.” Mr. Leonard, served as our Interim CEO from July 18, 2006 through March 25, 2007. See the discussion that follows under, “Interim Chief Executive Officer.”

     Components of Compensation.

     Base Salary. The Human Resources Committee reviews base salaries annually to reflect the experience, performance and scope of responsibility of the named executive officers and to ensure that the salaries are at levels that are appropriate to retain high quality individuals. The Human Resources Committee measures each named executive officer’s individual performance during the applicable fiscal year on a five-point scale, based upon such executive officer’s supervisor’s assessment. These performance values are then applied against the relative position of the named executive officer’s current salary within the market range for his position and the budgeted percentage increase for all officers as a group. This budgeted percentage increase was 2.0% for fiscal 2007. Due to our poor operating performance in fiscal 2006, no named executive officer was awarded a merit-based increase to their base salary for fiscal 2007.

     Short-Term Incentives. The named executive officers participate in our Annual Incentive Bonus Plan, which is a short-term incentive plan designed to reward the achievement of pre-established corporate and, except for the President & CEO, individual goals. For fiscal 2007, the named executive officers’ bonus levels were as follows:

		% of Salary			Weighting
Title	Threshold	Target	MAX	CAP	Corporate (%)	Individual (%)
President & CEO	75	150	225	300	100	0
COO	37.5	75	112.5	150	60	40
SVP	22.5	45	67.5	90	60	40

     For fiscal 2007, the corporate bonus objectives, which are those financial measures deemed most important to Pep Boys’ overall success, and their weightings were as follows:

Objective	Weighting (%)	Threshold	Target	MAX	CAP
Operating Profit	70	$45,000,000	$63,800,000	$75,000,000	$90,000,000
Field Management
Turnover Percentage	10	*	*	*	*
Working Capital
(inventory minus A/P)	10	$360,000,000	$340,700,000	$330,000,000	$320,000,000
Service Center
Customer Service Index	10	40	44	46	48

*	Confidential commercial information, the disclosure of which would result in competitive harm for the Company.

     For fiscal 2007, the Human Resources Committee established target levels that it believed were achievable. However, it also believed, at the time the target levels were established, that the achievement of the targets was substantially uncertain.

     Individual performance goals were also established for Messrs. Cirelli and Yanowitz (those named executive officers who were in position at the beginning of fiscal 2007) based upon departmental objectives.

     For fiscal 2007, the Company achieved its bonus objectives in the areas of (i) field management turnover percentage at target and (ii) service center customer service index at threshold (40), resulting in a corporate bonus payout of 13.55% of target. In addition, each of Messrs. Cirelli and Yanowitz earned individual bonus payouts of 100% and 100% of target, respectively, based upon the achievement of certain departmental objectives. Accordingly, for fiscal 2007, Messrs. Cirelli and Yanowitz each received bonus payouts of 21% of their respective 2007 annual salaries. As an inducement for Messrs. Rachor, Webb and Odell to join the Company in fiscal 2007, each of their fiscal 2007 bonus payouts were guaranteed at target level regardless of the Company’s performance against its bonus objectives. Because Messrs. Smith and Page left the employment of the Company prior to the conclusion of fiscal 2007, neither of them received a bonus payout.

     Long-Term Incentives. We believe that compensation through equity grants directly aligns the interests of management with that of its shareholders -- long-term growth in the price of Pep Boys stock. The Stock Incentive Plans provide for the grant of stock options at exercise prices equal to the fair market value (the mean between and the high and low quoted selling prices) of Pep Boys stock on the date of grant and the grant of RSUs. All of the stock options granted in fiscal 2007 expire seven years from the date of grant and become exercisable in 20% installments over four years beginning on the date of grant (except for Mr. Rachor’s inducement options which vest in 25% increments over three years beginning on the date of grant). All of the RSUs granted in fiscal 2007 vest in 25% increments over four years beginning on the first anniversary of the date of grant (except for Mr. Rachor’s inducement RSUs which vest in 25% increments over three years beginning on the date of grant). Dividend equivalents are paid on RSUs.

     The Human Resources Committee has established annual target grants for the named executive officers, which are designed to be competitive at market median of our peer group. The annual grants are typically made at the Board meeting immediately prior to our year-end earnings release. The annual target grants are also designed to assist the named executive officers in achieving our established ownership guidelines, as described below. The annual target grants for the named executive officers are as follows:

Title	Target RSU Grant	Target Option Grant
President & CEO	$1,200,000	150,000
COO	18,000	6000
SVP	6000	2000

     The Human Resources Committee weighted the split between RSUs and options more heavily towards RSUs as is consistent with the prevailing corporate trend and in order to reduce our share overhang and the resulting dilution.

     When making annual grants, the Human Resources Committee applies the performance values derived from the named executive officers’ performance assessments (discussed above) to the target grants to determine the actual grant level.

     In fiscal 2007, each of Messrs. Cirelli, Yanowitz and Smith received equity grants reflective of their fiscal 2006 individual performance.

     We have established stock ownership guidelines for our executive officers. Under our stock ownership guidelines, it is recommended that each named executive officer incrementally acquire, over their first five years of employment with Pep Boys, and then hold, at least two times their annual salary in Pep Boys stock. An officer may satisfy the stock ownership guidelines through direct share ownership and/or by holding RSUs.

     Retirement Plans. We maintain The Pep Boys Savings Plan, which is a broad-based 401(k) plan. Participants make voluntary contributions to the savings plan, and we match 50% of the amounts contributed by participants under the savings plan, up to 6% of salary. Due to low levels of participation in the savings plan, the plan historically did not meet the non-discriminatory testing requirements under Internal Revenue Code regulations. As a result, the savings plan was required to make annual refunds of contributions made by our “highly compensated employees” (including the named executive officers) under the savings plan. Beginning in 2004, we limited our officers’ contributions to the savings plan to ½% of their salary per year. In order to assist our officers with their retirement savings, we adopted a non-qualified deferred compensation plan that allows participants to defer up to 20% of their annual salary and 100% of their annual bonus. In order to further encourage share ownership and more directly align the interests of management with that of its shareholders, the first 20% of an officer’s bonus deferred into Pep Boys Stock is matched by us on a one-for-one basis with Pep Boys Stock that vests over three years.

     In order to keep our executive compensation program competitive, we also have an Executive Supplemental Retirement Plan, or SERP. The defined benefit portion of the SERP provides a retirement benefit based upon a participant’s years of service and average compensation, which benefit (and our resulting obligation) is not fixed until the participant’s retirement. To minimize the uncertainty of this financial obligation, in fiscal 2004, participation in the defined benefit portion of the SERP was frozen for all unvested and new SERP participants. All officers who do not actively participate in the defined benefit portion of the SERP now receive fixed annual contributions to a retirement account maintained under the SERP based upon their age and then current compensation in accordance with the following:

Annual contribution as a
percentage of cash
compensation (salary +
short-term cash
If the Participant is…	incentive)
At least 55 years of age	19%

At least 45 years of age but not more than 54 years of age	16%

At least 40 years of age but not more than 44 years of age	13%

Not more than 39 years of age	10%

     All named executive officers participate in the defined contribution portion of the SERP, except for Mr. Page who participated in the defined benefit portion of the SERP. Mr. Page also had a frozen benefit under our qualified defined benefit plan, as described in “Pension Plans” on page 23 below.

     Health and Welfare Benefits. In order to keep our executive compensation program competitive, we also provide our named executive officers with health and welfare benefits, including medical and dental coverage, life insurance valued at one times salary, long term disability coverage, an auto allowance and a tax/financial planning allowance.

     Employment Agreements. We have entered into an Employment Agreement and Change of Control Agreement with Mr. Rachor and Non-Competition and Change of Control Agreements with Messrs. Odell, Cirelli, Webb and Yanowitz as described in “Employment Agreements with Named Executive Officers” on page 25 below. The purpose of Mr. Rachor’s Employment Agreement is to secure his employment for a period of three years. The purpose of our Non-Competition Agreements is to prevent our named executive officers from soliciting our employees or competing with us if they leave Pep Boys of their own volition. As consideration for such restrictive covenants, the Non-Competition Agreements provide for a severance payment to be made to a named executive officer if he is terminated by the Company without “cause.” The purpose of the Change of Control Agreements is to provide an incentive for our officers to remain in employment and continue to focus on the best interests of the company without regard to any possible change of control.

     New Executive Officers.

     Mr. Rachor joined the Company on March 13, 2007. In order to induce Mr. Rachor to join the Company, the Human Resource Committee recommended, and the full Board, approved (i) a base salary of $1,200,000, (ii) a target annual bonus equal to 150% of his base salary (such bonus being guaranteed for fiscal 2007), (iii) participation in the Company’s other incentive and welfare and benefit plans made available to executives, (iv) an inducement grant of 1,000,000 options and 500,000 restricted stock units and (v) a signing bonus of $1,200,000. This compensation package was designed by the Human Resources Committee to be competitive with those of the chief executive officers of the Company’s peer group and to compensate Mr. Rachor for certain bonus awards and equity holdings that Mr. Rachor forfeited upon leaving his former employer.

     Mr. Odell joined the Company on September 17, 2007. In order to induce Mr. Odell to join the Company, the Human Resource Committee recommended, and the full Board, approved (i) a base salary of $500,000, (ii) a target annual bonus equal to 75% of his base salary (such bonus being guaranteed for fiscal 2007), (iii) participation in the Company’s other incentive and welfare and benefit plans made available to executives, (iv) an inducement grant of restricted stock units valued at $500,000, (v) the grant of Mr. Odell’s fiscal 2008 target long-term incentives on his hire date (rather than in February 2008) and (vi) a signing bonus of $400,000. This compensation package was designed by the Human Resources Committee to be competitive with those of the chief operating officers of the Company’s peer group and to compensate Mr. Odell for certain bonus awards and equity holdings that Mr. Odell forfeited upon leaving his former employer.

     Mr. Webb joined the Company on September 10, 2007. In order to induce Mr. Webb to join the Company, the Human Resource Committee recommended, and the full board, approved (i) a base salary of $400,000, (ii) a target annual bonus equal to 45% of his base salary (such bonus being guaranteed for fiscal 2007), (iii) participation in the Company’s other incentive and welfare and benefit plans made available to executives, (iv) an inducement grant of restricted stock units valued at $360,000 and (v) a signing bonus of $375,000. This compensation package was designed by the Human Resources Committee to be competitive with those of the chief merchandising officers of the Company’s peer group and to compensate Mr. Webb for certain bonus awards and equity holdings that Mr. Webb forfeited upon leaving his former employer.

     Interim Chief Executive Officer.

     To appropriately compensate our Chairman of the Board for his services as Interim Chief Executive Officer, from July 2006 through March 2007, we paid Mr. Leonard a monthly salary of $83,333 and reimbursed him for his commuting expense, with a tax gross-up, from his home in California to our Philadelphia store support center. Otherwise, Mr. Leonard did not receive or participate in any of our welfare, retirement or other benefit plans or receive any perquisites. While Mr. Leonard served as interim CEO, he did not receive his customary cash consideration on account of his service on the Board of Directors, but he did receive his customary equity grants under our Stock Incentive Plan as a member of the Board. Mr. Leonard’s director compensation received in fiscal 2006 is not reflected in the named executive officer compensation tables below.

     Former Executive Officers.

     Mr. Smith was separated from the Company effective September 7, 2007. Pursuant to the terms of Mr. Smith’s Non-Competition Agreement, Mr. Smith received a severance payment equal to two years’ base salary and the accelerated vesting of all his then outstanding options and RSUs. Mr. Smith also became entitled to the disbursement of his vested SERP balance.

     Mr. Page retired from the Company effective September 7, 2007. Pursuant to the terms of Mr. Page’s Non-Competition Agreement, Mr. Page received a severance payment equal to one and half years’ base salary. Mr. Page also became entitled to the disbursement of his vested SERP balance.

     While Messrs. Rachor and Yanowitz were both executive officers as of the end of fiscal 2007, both executive officers subsequently resigned from the Company. Mr. Yanowitz announced his planned departure from the Company on January 17, 2008. He resigned from the Company effective May 1, 2008. Mr. Rachor resigned from the Company effective April 23, 2008.

     Tax and Accounting Matters.

     We consider the tax and accounting impact of each type of compensation in determining the appropriate compensation structure. For tax purposes, annual compensation payable to the named executive officers generally must not exceed $1 million in the aggregate during any year to be fully deductible under Section 162(m) of the Internal Revenue Code. The Stock Incentive Plans are structured with the intention that stock option grants will qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m). In addition, bonuses paid to the CEO under the Annual Incentive Bonus Plan qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m). RSUs generally do not qualify as “performance based” compensation for this purpose and are therefore subject to the $1 million deduction limit. In order to compete effectively for the acquisition and retention of top executive talent, we believe that we must have the flexibility to pay salary, bonus and other compensation that may not be fully deductible under Section 162(m). Accordingly, the Human Resources Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of Pep Boys and our shareholders. All compensation paid to the named executive officers in fiscal 2007 except for a portion paid to Mr. Rachor was fully decuctible.

Compensation Committee Report

     We have reviewed and discussed the forgoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC.

     This report is submitted by:

     Peter A. Bassi
     John T. Sweetwood
     Nick White
     James A. Williams

     The following table provides information regarding the fiscal 2007 compensation for Pep Boys’ Interim CEO, CFO, the three other executive officers that received the highest compensation in fiscal 2007 and our former CEO. These executives are referred to herein as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Comp-	Other
				Stock	Option	Compen-	ensation	Compen-
			Bonus	Awards	Awards	sation	Earnings	sation
Name and	Fiscal	Salary	($)	($)	($)	($)	($)	($)	Total
Principal Position	Year	($)	(a)	(b)	(c)	(d)	(e)	(f)	($)
Jeffrey C. Rachor	2007	1,038,461	1,200,000	3,537,535	2,325,339	1,800,000	--	743,068	10,644,403
President & CEO(g)

Michael R. Odell	2007	192,307	400,000	72,142	8,460	141,781	--	48,997	863,687
EVP – COO(h)

Joseph A. Cirelli	2007	300,019	--	56,670	15,751	64,980	0	20,925	458,345
SVP – Bus.Dev.	2006	296,842	--	35,869	23,128	70,833	162,816	33,940	623,428

Scott A. Webb	2007	161,538	375,000	35,657	--	71,507	--	30,373	674,075
SVP – Merch. &
Marketing(i)

Harry F. Yanowitz(j)	2007	400,000	--	383,819	91,268	86,634	--	102,278	1,063,999
SVP - CFO	2006	397,307	340,000	327,574	154,832	102,744	--	109,958	1,432,415

William Leonard	2007	153,846	--	--	--	--	--	11,492	165,338
Chairman &	2006	553,846	250,000	--	--	--	--	8,831	812,667
Interim CEO(k)

Hal Smith	2007	268,269	--	1,306,459	331,698	--	--	1,028,440	2,934,866
EVP – Merch. &	2006	452,076	--	304,027	314,155	109,849	--	123,868	1,303,975
Marketing(l)

Mark L. Page(m)	2007	265,125	--	1,426	605	--	0	2,794,071	3,061,227
SVP – Parts &	2006	359,692	--	20,817	25,625	69,389	131,219	31,129	637,871
Tires

(a)	Represents signing bonuses for those executives who joined the Company in fiscal 2007.
(b)	Represents the amount recognized as compensation expense in fiscal 2007 for financial statement purposes in accordance SFAS No. 123(R), without giving effect to estimated forfeitures. Refer to Notes 1 and 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 2, 2008 for a discussion of the assumptions used for calculating such compensation expense.
(c)	Represents the amount recognized as compensation expense in fiscal 2007 for financial statement purposes in accordance SFAS No. 123(R), without giving effect to estimated forfeitures. Refer to Notes 1 and 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 2, 2008 for a discussion of the assumptions used for calculating such compensation expense.

(d)	Represents amounts earned under our Annual Incentive Bonus Plan in Fiscal 2007.
(e)	Solely represents actuarial increases in the benefit value provided under the defined benefit portion of our SERP as we do not pay above-market or preferential earnings on non-qualified deferred compensation. Messrs. Cirelli and Page were the only named executive officers who participated in the defined benefit portion of our SERP during fiscal 2007. Due to the fact that both Mr. Cirelli and Mr. Page have reached the maximum number of years of service that can be credited under the SERP and that the discount rate used in the actuarial calculation increased in fiscal 2007, their benefit values actuarially decreased in fiscal 2007.
(f)	Consists of the following dollar amounts:

	Rachor	Odell	Cirelli	Webb	Yanowitz	Smith	Page
Contributed under the defined
contribution portion of our SERP	160,015	13,215	--	11,231	69,470	--	--
Contributed (company match) under
our Deferred Compensation Plan	360,000	28,356	--	14,301	--	--	--
Contributed (company match) in
connection with Pep Boys 401(k)
Savings Plan	--	--	563	--	563	--	--
Paid as dividend equivalents on RSUs	101,250	3,457	2,522	1,504	18,169	14,782	1,350
Paid as an auto allowance	21,923	3,692	13,500	3,115	13,500	9,333	11,942
Paid as a tax/financial planning allowance	--	--	3,692	--	--	--	2,969
Representing group term life
insurance premiums	2,160	277	648	222	576	1,730	914

For Mr. Rachor and Mr. Leonard also includes $97,720 and $11,492 in temporary living and commuting expense reimbursement, respectively.

For Mr. Smith also includes a $900,000 severance payment and the disbursement of his $102,595 vested SERP balance.

For Mr. Page also includes a $530,250 severance payment and the disbursement of his $2,246,646 vested SERP balance.

(g)	Mr. Rachor joined Pep Boys on March 13, 2007 and, subsequently, resigned on April 22, 2008.
(h)	Mr. Odell joined Pep Boys on September 17, 2007.
(i)	Mr. Webb joined Pep Boys on September 10, 2007.
(j)	Mr. Yanowitz resigned on April 18, 2008.
(k)	Mr. Leonard served as interim CEO from July 18, 2006 through March 26, 2007.
(l)	Mr. Smith was separated from the Company effective September 7, 2007.
(m)	Mr. Page retired effective September 7, 2007.

     The following table shows all grants of plan based awards to the named executive officers during fiscal 2007:

Grants of Plan Based Awards

			All Other
			Option
		All Other Stock	Awards:		Grant Date
		Awards:	Number of		Fair Value of
		Number of	Securities	Exercise or	Stock and
		Shares of Stock	Underlying	Base Price of	Option Awards
		or Units	Options	Option Awards	($)
Name	Grant Date	(#)	(#)	($/Sh)	(a)
Jeffrey C. Rachor	03/13/2007	n/a	1,000,000	15.080	4,930,000
	03/13/2007	500,000	n/a	n/a	7,500,000

Michael R. Odell	09/17/2007	n/a	6,000	14.775	30,732
	09/17/2007	18,000	n/a	n/a	265,320
	09/17/2007	33,222	n/a	n/a	500,000

Joseph A. Cirelli	02/15/2007	n/a	2,000	15.965	10,800
	02/15/2007	4,000	n/a	n/a	64,160

Scott A. Webb	09/10/2007	22,291	n/a	n/a	360,000

Harry F. Yanowitz	02/15/2007	n/a	4,000	15.965	21,600
	02/15/2007	8,000	n/a	n/a	128,320

Hal Smith	02/15/2007	n/a	12,000	15.965	64,800
	02/15/2007	36,000	n/a	n/a	577,440

(a)	Represents the grant-date fair value calculated under SFAS No. 123(R).

     The following table shows information regarding unexercised stock options and unvested RSUs held by the named executive officers as of February 2, 2008

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
								Market
								Value of
								Shares or
								Units of
								Stock
	Number of	Number of				Number of		That
	Securities	Securities				Shares or		Have Not
	Underlying	Underlying		Option		Units of		Yet
	Unexercised	Unexercised		Exercise	Option	Stock That		Vested
	Options (#)	Options (#)		Price	Expiration	Have Not		($)
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		(a)
Jeffrey C. Rachor	250,000	750,000	(b)	15.0800	3/13/2014
						375,000	(c)	4,365,000

Michael R. Odell	1,200	4,800	(d)	14.7750	9/17/2014
						51,222	(e)	596,224

Joseph A. Cirelli	20,000			23.1250	3/31/2008
	12,500			14.2812	9/24/2008
	15,000			18.6250	6/2/2009
	15,000			15.6875	8/19/2009
	20,000			16.1250	5/29/2012
	500	125	(f)	23.4200	3/3/2011
	3,000	2000	(g)	17.5400	2/25/2012
	600	900	(h)	15.8550	2/27/2013
	400	1600	(i)	15.9650	2/15/2014
						125	(j)	1,455
						2,000	(k)	23,280
						3,375	(l)	39,285
						4,000	(m)	46,560

Scott A. Webb						22,291	(n)	259,467

Harry Yanowitz	125,000			10.4250	6/9/2013
	12,000	3000	(f)	23.4200	3/3/2011
	6,000	4000	(g)	17.5400	2/25/2012
	1,200	1800	(h)	15.8550	2/27/2013
	800	3200	(i)	15.9650	2/15/2014
						3,000	(o)	34,920
						4,000	(k)	46,560
						6,750	(l)	78,570
						8,000	(m)	93,120

(a)	Based upon the closing stock price of a share of PBY Stock on February 1, 2008 ($11.64).
(b)	One-third of such options became/become exercisable on each of March 13, 2008, 2009 and 2010.

(c)	One-third of such RSUs vested/vest on each of March 13, 2008, 2009 and 2010.

(d)	One-quarter of such options become exercisable on each of September 17, 2008, 2009, 2010 and 2011.

(e)	One quarter of such RSUs vest on each of September 17, 2008, 2009, 2010 and 2011.

(f)	All of such options became exercisable on March 3, 2008.

(g)	One-half of such options became/become exercisable on February 25, 2008 and 2009.

(h)	One-third of such options became/become exercisable on February 27, 2008, 2009 and 2010.

(i)	One-quarter of such options became/become exercisable on each of February 15, 2008, 2009, 2010 and 2011.

(j)	All of such RSUs vested on March 19, 2008.

(k)	One-half of such RSUs vested/vest on each of March 18, 2008 and 2009.

(l)	One-third of such RSUs vested/vest on each of February 27, 2008, 2009 and 2010.

(m)	One-quarter of such RSUs vested/vest on each of February 15, 2008, 2009, 2010 and 2011.

(n)	One-quarter of such RSUs vest on each of September 10, 2008, 2009, 2010 and 2011.

(o)	All of such RSUs vested on March 3, 2008.

     The following table shows information regarding stock options exercised by the named executive officers and RSUs held by the named executive officers that vested, during fiscal 2007.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)(a)	Vesting ($)(b)
Jeffrey C. Rachor	--	--	125,000	1,875,000
Joseph A. Cirelli	15,500	240,605	2,250	36,294
Harry F. Yanowitz	--	--	7,250	111,823
Hal Smith(c)	50,000	294,494	94,000	1,421,800
Mark L. Page	35,900	501,525	1,000	15,540

(a)	Messrs. Rachor, Yanowitz and Page defer/deferred the issuance of vested shares underlying RSUs.
(b)	Based upon the closing price of a share of PBY Stock on the vesting date(s) not the SFAS No. 123(R) recognized compensation expense reflected elsewhere in this proxy statement.
(c)	Pursuant to the terms of Mr. Smith’s Non-Competition Agreement, upon separation from the Company, all then unvested RSUs (76,000) held by Mr. Smith were accelerated.

Pension Plans

     Qualified Defined Benefit Pension Plan. We have a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. Future benefit accruals on behalf of all participants were frozen under this plan as of December 31, 1996. Benefits payable under this plan are calculated based on the participant’s compensation (base salary plus accrued bonus) over the last five years of the participant’s employment by Pep Boys and the number of years of participation in the plan. Benefits payable under this plan are not subject to deduction for Social Security or other offset amounts. The maximum annual benefit for any employee under this plan is $20,000. Messrs. Cirelli and Page were the only named executive officers who participated in the qualified defined benefit pension plan in fiscal 2007. Their accrued annualized benefits thereunder, at normal retirement age, were $15,063 and $19,162, respectively.

     Executive Supplemental Retirement Plan. As discussed above, our SERP includes a defined benefit portion for certain participants. Messrs. Cirelli and Page were the only named executive officers participating in the defined benefit portion of the SERP in fiscal 2007. Benefits paid to a participant under the qualified defined pension plan will be deducted from the benefits otherwise payable under the SERP. Except as described in the immediately preceding sentence, benefits under the SERP are not subject to deduction for Social Security or other offset amounts. Benefits under the SERP generally vest after four years of participation.

     Normal retirement defined benefits are based upon the average compensation (base salary plus accrued bonus) of an executive during the five years that yield the highest benefit. The annual death benefit is equal to 50% of the participant’s base salary on the date of his death, payable until the later of 15 years immediately following the date of death or the participant’s normal retirement date. This plan also provides for a lump sum distribution of the present value of a participant’s accrued defined benefits following termination of employment in connection with a change in control of Pep Boys. A trust agreement has been established to better assure the executive officers of the satisfaction of Pep Boys’ obligations under this plan following a change in control.

     The following table shows information regarding pension benefits for the named executive officers.

			Present Value of	Payments Made
		Number of Years	Accumulated	During Last Plan
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
Joseph A. Cirelli		25	959,928	0
Mark L. Page	Defined Benefit SERP	--	0	2,246,646 (a)

     (a) Such amount became payable to Mr. Page upon his retirement on September 7, 2007.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

     The following tables show information regarding benefits under our defined contribution SERP and Deferred Compensation Plan for the named executive officers.

Nonqualified Defined Contribution Plan

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Jeffrey C. Rachor	--	160,015	--	--	160,015
Michael R. Odell	--	13,215	--	--	13,215
Scott A. Webb	--	11,231	--	--	11,231
Harry Yanowitz	--	69,470	8,011	--	255,969
Hal Smith	--	--	(19,906)	297,399	0

Nonqualified Deferred Compensation Plan

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Jeffrey C. Rachor	360,000	360,000	--	--	720,000
Michael R. Odell	28,356	28,356	--	--	56,712
Joseph A. Cirelli		--	(17,380)	39,577	68,751
Scott A. Webb	14,301	14,301	--	--	28,602
Harry Yanowitz	--	--	(6,967)	--	20,897
Hal Smith	--	--	(14,671)	49,085	0
Mark L. Page	--	--	(18,130)	208,178	0

Employment Agreements With Named Executive Officers

     President & Chief Executive Officer. We have an Employment Agreement with Mr. Rachor for a three-year term expiring on March 26, 2010 that outlines Mr. Rachor’s compensation package discussed above and provides him with a severance payment equal to two year’s base salary and the accelerating vesting of his SERP balance upon termination by the Company without cause prior to March 26, 2010.

     Interim CEO Agreement. We had a letter agreement with Mr. Leonard, which provided for a monthly salary of $83,333 during his term as interim CEO (July 18, 2006 – March 25, 2007). Mr. Leonard did not receive or participate in any of the Company’s welfare, retirement or other benefits plans or receive any other perquisites. While Mr. Leonard served as interim CEO, he did not receive his customary cash consideration on account of his service on the Board, but did receive his customary equity grants under the Company’s 1999 Stock Incentive Plan.

     Change of Control Agreements. We have agreements with Messrs. Rachor, Odell, Cirelli and Webb that become effective upon a change of control of Pep Boys. Following a change of control, these employment agreements become effective for two years and provide these executives with positions and responsibilities, base and incentive compensation and benefits equal or greater to those provided immediately prior to the change of control. In addition, we are obligated to pay any excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax) on a change of control payment made to a named executive officer. A trust agreement has been established to better assure the named executive officers of the satisfaction of Pep Boys’ obligations under their employment agreements following a change of control. Upon a change of control, all outstanding but unvested stock options and RSUs held by our all of our associates (including the named executive officers) vests and becomes fully exercisable. For the purposes of these agreements, a change of control shall be deemed to have taken place if:

  incumbent directors (those in place on, or approved by two-thirds of those in place on, the date of the execution of the agreements) cease to constitute a majority of our Board any person becomes the beneficial owner of 20% or more of our voting securities the consummation of business combination transaction, unless immediately thereafter (1) more than 50% of the voting power of the resulting entity is represented by our shareholders immediately prior to such transaction, (2) no person is the beneficial owner of more than 20% of the resulting entity’s voting securities and (3) at least a majority of the directors of the resulting entity were incumbent directors a sale of all or substantially all of our assets

  the approval of a complete liquidation or dissolution of Pep Boys; or

  such other events as the Board may designate.

     We also have a Change of Control Agreement with Mr. Yanowitz that is substantially similar to those entered into by the Company’s other executive officers, except that (i) it provides for a payment equal to two years’ salary, bonus and benefits, if Mr. Yanowitz provides three-months of transition services following a change of control, and (ii) the definition of change of control thereunder has been expanded to include a sale, discontinuance or closure of a material portion of the Company’s assets and those business combination transactions where the Company’s shareholders own less than 75% of the equity of the resulting entity.

     Non-Competition Agreements. In exchange for a severance payment equal to one year’s base salary upon the termination of their employment without cause, each of Messrs. Odell, Cirelli, Webb and Yanowitz has agreed to customary covenants against competition during their employment and for one year thereafter; provided, that Mr. Odell’s severance payment will be equal to 18-months’ base salary if he is terminated during his first 18 months of employment.

     Executive Officer Transition. On May 24, 2008, Mr. Odell was appointed Interim Chief Executive Officer. In connection with such appointment, the sole change to Mr. Odell’s compensation was a $20,000 monthly increase to his base salary. Mr. Odell succeeds Mr. Rachor, who resigned on April 23, 2008. Mr. Rachor was not entitled to any additional compensation (aside from his salary and benefits through his resignation date) in connection with his resignation. On May 1, 2008, Raymond L. Arthur was appointed Executive Vice President – Chief Financial Officer. In connection with his appointment, the Company’ entered into standard Change of Control and Non-Competition Agreements with Mr. Arthur, except that his severance payment under his Non-Competition Agreement will be equal to 18-months salary if he is terminated within one-year of the appointment of the Company’s next permanent Chief Executive Officer (other than Mr. Odell). Mr. Arthur succeeds Mr. Yanowitz, who announced his planned departure from the Company on January 17, 2008 and subsequently resigned on May 1, 2008. Mr. Yanowitz was not entitled to any additional compensation (aside from his salary and benefits through his resignation date) in connection with his resignation.

Potential Payments Upon Termination or Change of Control

     The following table shows information regarding the payments and benefits that a named executive officer would have received under his Employment Agreement (Mr. Rachor) or Non-Competition Agreement (Messrs. Odell, Cirelli, Webb, Yanowitz) assuming that he was terminated without cause as of February 2, 2008.

Cash Payment
Name	($)
Jeffrey R. Rachor	2,400,000
Michael R. Odell	750,000
Joseph A. Cirelli	300,020
Scott A. Webb	400,000
Harry F. Yanowitz	400,000

     The following table shows information regarding the payments and benefits that a named executive officer would have received under his Change of Control Agreement assuming that he was terminated immediately upon a change of control as of February 3, 2008.

					Value of
				2X	Accelerated
	2X	2X	2X	Health and	Vesting of
	Base	Target	SERP	Welfare	Outstanding
	Salary	Bonus	($)	Benefits	Equity Awards
Name	($)	($)	(a)	($)	($)(b)
Jeffrey R. Rachor	2,400,000	3,600,000	960,000	136,167	4,365,000
Michael R. Odell	1,000,000	750,000	175,000	68,323	596,224
Joseph A. Cirelli	600,040	270,018	139,209	66,565	64,020
Scott A. Webb	800,000	360,000	116,000	63,523	259,467
Harry F. Yanowitz	800,000	360,000	116,000	66,805	311,925

(a)	Represents two year’s worth of contributions under the defined contribution portion of the SERP.
(b)	Represents the value of the accelerated vesting of all “in the money” stock options and RSUs at the closing price of a share of PBY Stock on February 2, 2008 ($11.64).

(ITEM 2) PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firms with respect to the consolidated financial statements of Pep Boys and its subsidiaries for fiscal 2008. Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2007.

     A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

     If the shareholders do not ratify the appointment of Deloitte & Touche LLP, another independent registered public accounting firm recommended by the Audit Committee will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR"
THE RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 3) THE AMENDMENT OF OUR ARTICLES OF INCORPORATION
TO PROVIDE FOR MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS

     Pep Boys has a longstanding commitment to solid corporate governance, and is committed to providing shareholders a meaningful role in the election of Directors. Accordingly, we are recommending to our shareholders the amendment of our Articles of Incorporation to include a majority vote standard in uncontested elections of Directors.

     If adopted, the majority vote standard would provide that in uncontested elections - elections where the number of nominees equals the number of Directors to be elected - a Director nominee will only be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. An “abstain” vote will have no effect on the outcome of the election, but will be counted for purposes of determining whether a quorum is present. New nominees, if any, not already serving on the Board who fail to receive a majority of votes cast in uncontested elections will not be elected to the Board in the first instance. Under Pennsylvania law, if an incumbent Director nominee does not receive such majority vote in an uncontested election, the incumbent Director will continue to serve on the Board until his or her successor is elected and qualified. Accordingly, if the proposed amendment is adopted, an incumbent director who does not receive the required majority vote for re-election will be required to tender a resignation to the Board of Directors. The Board of Directors will then accept or reject the resignation, or take other appropriate action, based upon the best interests of the Company and its shareholders and will publicly disclose its decision and rationale within 90 days.

     In contested elections, those in which the number of nominees exceed the number of Directors to be elected, the voting standard will continue to be a plurality of votes cast - those nominees receiving the most votes cast are elected. In addition, the proposed amendment clarifies that a shareholders right to cumulate votes - the right to multiply the number of votes to which he or she may be entitled by the total number of Directors to be elected in such election and he may cast the whole number of his votes for (but not against) any one nominee or he may distribute them among two or more nominees – will continue to apply only in contested elections.

     The text of the proposed amendment to our Articles of Incorporation is attached to this Proxy Statement as Appendix B.

     Under Pennsylvania law, the affirmative vote of a majority of the votes cast at a shareholder meeting is required to approve the amendment. The Board urges each shareholder to read Appendix B carefully before voting on this proposal. If the proposed amendment is approved by our shareholders, it will become effective upon filing with the Secretary of the Commonwealth of Pennsylvania.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR"
THE AMENDMENT OF OUR ARTICLES OF INCORPORATION
TO PROVIDE FOR MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% Holders to file initial reports of ownership and reports of changes in ownership of Pep Boys Stock. Based solely upon a review of copies of such reports, we believe that during fiscal 2007, our directors, executive officers and 10% Holders complied with all applicable Section 16(a) filing requirements.

COST OF SOLICITATION OF PROXIES

     The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by us. In addition to the mailing of the proxy materials, solicitations may be made in person or by telephone by our directors, officers or employees or independent parties engaged to solicit proxies.

PROPOSALS OF SHAREHOLDERS

     All proposals which any shareholder wishes to present at the 2009 Annual Meeting and to have included in the Board of Directors’ proxy materials relating to that meeting must be received no later than December 28, 2008. Such proposals should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

     Our by-laws provide an alternative procedure for submitting shareholder proposals. While a shareholder proposal submitted in accordance with the following procedures may be presented at a meeting, such proposal is not required to be included in any Board of Directors’ proxy materials relating to that meeting. In order to present an item of business at a shareholders’ meeting, a shareholder’s notice must be received by us not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received by us within ten days of the date of such public announcement will be considered timely. The shareholder’s notice should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

     The shareholder’s notice shall set forth all of the following information:

  the name and address of the shareholder

  a representation that the shareholder intends to appear in person or by proxy at the meeting a general description of each item of business proposed to be brought before the meeting

     The presiding officer of the meeting may refuse to consider any business attempted to be brought before any shareholder meeting that does not comply with these procedures.

ANNUAL REPORT ON FORM 10-K

     WE WILL PROVIDE, FREE OF CHARGE, UPON THE WRITTEN REQUEST OF ANY PERSON SOLICITED BY THE PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

Appendix A

THE PEP BOYS – MANNY, MOE & JACK
AUDIT COMMITTEE CHARTER

     The Board of Directors of The Pep Boys – Manny, Moe & Jack (the “Company”) has adopted this updated Charter for its Audit Committee (“Committee”) effective for its fiscal year commencing February 3, 2008.

I. COMPOSITION

     The Committee shall be comprised of at least three (3) non-management directors appointed by the full Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, who shall serve at the pleasure of the full Board. Each Committee member shall comply with the independence requirements of the New York Stock Exchange, Inc (“NYSE”) and the Securities and Exchange Commission (“SEC”) and shall have sufficient financial experience and ability to enable them to discharge their responsibilities. In addition, at least one Committee member shall be an “audit committee financial expert” as defined by the SEC.

II. AUTHORITY

     The Committee is authorized to carry out the responsibilities set forth in this Charter and any other assignments requested by the Board of Directors. The Committee shall have full access to the Company’s books, records, facilities and personnel (including, without limitation, direct access to the Company’s internal audit function) to carry out its responsibilities and is authorized to retain persons or entities having special competence to assist the Committee in fulfilling its responsibilities, after notice to the Chairman of the Board. The Committee shall have access to the Company’s outside counsel for advice and information.

III. PURPOSE

     The Committee shall assist the Board of Directors in fulfilling its fiduciary responsibilities as to its oversight of (a) the integrity of the Company’s financial statements, (b) the compliance of the Company’s public disclosures with legal and regulatory requirements, (c) the independence and qualifications of the Company’s independent registered public accounting firm and (d) the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee is to serve as a focal point for communication among the Board of Directors, the Company’s independent registered public accounting firm, internal audit function and management, as the respective duties of such groups, or their constituent members, relate to the Company’s financial accounting and reporting and internal controls.

     The Committee is not intended to be part of the Company’s operational or managerial decision-making process. The Company’s management, and not the Committee or the independent registered public accounting firm, is responsible for producing the Company’s financial statements and reports and for instituting and maintaining internal controls. The independent registered public accounting firm are responsible for attesting to the fair presentation of the financial statements in accordance with generally accepted accounting principles and upon the adequacy of the Company’s internal controls.

IV. RESPONSIBILITIES

     In furtherance of its stated purpose, the Committee shall have the following responsibilities:

     4.1 Financial Reporting. To discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable SEC, NYSE and any other applicable legal or regulatory requirements.

     The Committee will review the Company's Form 10-K with management, the Director of Internal Audit and the independent registered public accounting firm. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements and assessment of internal controls in the Company’s Annual Report on Form 10-K.

     After consulting with each member of the Committee, the Committee Chair will review the Company's Form 10-Qs and any Form 8-K which includes financial statements with management and, if appropriate, the Director of Internal Audit and/or the independent registered public accounting firm.

     In connection with all such reviews, the Committee will also review the corresponding (i) proceedings of the Corporate Accountability Committee in support of the SEC’s required CEO and CFO certifications and (ii) management representation letters to the independent registered public accounting firm.

     4.2 Proxy Statement. To prepare and publish an annual Committee report in the Company's proxy statement.

     4.3 Internal Controls Over Financial Reporting. To review with management, the internal audit function and the independent registered public accounting firm the Company’s policies and procedures to seek assurance as to the adequacy of the Company’s internal controls over financial reporting. Annually, the Committee shall review the Company’s plan for documenting and testing the Company’s internal controls and, at least quarterly, shall review the Company’s progress against such plan and the results of such testing.

     4.4 Press Releases. To discuss with management and the independent registered public accounting firm, as appropriate, earnings press releases and any other press releases which contain previously non-public material financial information. The Committee shall review all such releases with management prior to their release to the public.

     4.5 Independent Registered Public Accounting Firm. To select the independent registered public accounting firm to examine the Company's accounts, controls and financial statements and to ask the full Board to seek the shareholders’ ratification of such selection at each Annual Meeting of Shareholders. The Committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting). The independent registered public accounting firm and each such registered public accounting firm will report directly to the Committee. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee must pre-approve any audit and non-audit service provided to the Company by the Company's independent registered public accounting firm.

     To obtain and review at least annually a formal written report from the independent registered public accounting firm delineating (i) the auditing firm's internal quality-control procedures and (ii) any material issues raised within the preceding five years by the auditing firm's internal quality-control reviews, by peer reviews of the firm or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess the independence of the independent registered public accounting firm, the committee will review at least annually all relationships between the independent registered public accounting firm and the Company.

     To set policies for the hiring of employees or former employees of the Company's independent registered public accounting firm.

     To ensure that the lead audit partners assigned by the Company's independent registered public accounting firm to the Company, as well as the audit partner responsible for reviewing the Company's audit shall be changed at least every five years.

     To consider whether there should be regular rotation of the independent audit firm to assure continuing independence of the independent registered public accounting firm.

     The Committee shall have the authority to dismiss the independent registered public accounting firm if it deems necessary at any time.

A - 2

     4.6 Accounting Standards and Principles. To review the Company's financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company's financial statements, including alternatives to, and the rationale for, the decisions made.

     4.7 Internal Audit Function. To review and approve the internal audit staff functions, including (i) purpose, authority and organizational reporting lines and (ii) annual audit plan, budget and staffing. At least quarterly, the Committee shall review internal audit’s progress against such plan and the results of such audit. The senior internal audit executive shall not be terminated or reassigned without the consent of the committee.

     4.8 Risk Assessment. To discuss with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management's response, and the Company's financial risk assessment and financial risk management policies, including the Company's major financial risk exposure and steps taken by management to monitor and mitigate such exposure. Annually, the Committee shall review with management, the Company’s Cost of Risk and Litigation portfolios and, shall be provided with quarterly updates of any material changes thereto.

     4.9 Whistleblower Lines. To oversee the Company’s maintenance of an anonymous telephone hotline for the reporting by all of the Company’s employees questionable accounting or auditing activities. The Committee shall also review with management periodic reports from the Company’s anonymous hotline for the reporting by all of the Company’s employees of employee dishonesty, theft, embezzlement and human resource matters.

     4.10 Conflicts of Interest. To review with the General Counsel, and to investigate as appropriate, any matters pertaining to the integrity of management, members of the Board and the independent registered public accounting firm, including conflicts of interest and adherence to standards of business conduct as required by the policies of the Company.

     4.11 Expense Reimbursement. To review with management, the results of its an annual review of the expenses reimbursed to the Chief Executive Officer to ensure compliance with all applicable company policies.

     4.12 Self-Evaluation. To perform an annual evaluation of the performance of the Committee using criteria and procedures established by the Committee, and to review the results of that evaluation with the full Board.

     4.13 Charter. To review and update the Committee’s charter annually.

V. MEETINGS

      The Committee expects to meet nine times per year and may meet as many other times as the full Board or the Committee deems necessary. The Committee may meet or otherwise take action in the same manner or manners as may the full Board of Directors. The Committee may request that members of management, the internal audit function and/or representatives of the independent registered public accounting firm be present at meetings of the Committee, as well as outside experts or counsel, if appropriate. At each meeting, the Committee will generally hold an executive session. Minutes of each Committee meeting are to be prepared and sent to Committee members for approval.

A - 3

Appendix B

Amendment to Articles of Incorporation

The following Article 7 is proposed to be added to the Amended and Restated Articles of Incorporation of The Pep Boys – Manny, Moe & Jack:

“7. Election of Directors by the shareholders shall be as follows:

     (a) In an election of Directors that is not a contested election, to be elected a nominee must receive the affirmative vote of a majority of the votes cast with respect to the election of that nominee. An incumbent Director who does not receive the required majority vote for re-election is required to tender a resignation to the Board of Directors. The Board of Directors will then accept or reject the resignation, or take other appropriate action, based upon the best interests of the Company and its shareholders and will publicly disclose its decision and rationale within 90 days.

     (b) In a contested election of Directors, the nominee receiving the highest number of votes up to the number of Directors to be elected shall be elected. In a contested election of Directors, a shareholder entitled to vote shall have the right to multiply the number of votes to which he may be entitled by the total number of directors to be elected in such election and he may cast the whole number of his votes for (but not against) any one nominee or he may distribute them among two or more nominees.

     (c) A “contested election” is an election of Directors in which there are more nominees for election than the number of Directors to be elected and one or more of the nominees has been properly proposed by the shareholders.”

THE PEP BOYS –– MANNY, MOE & JACK

Annual Meeting of Shareholders – To Be Held June 19, 2008
THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) Bernard K. McElroy, Brian D. Zuckerman, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the The Pep Boys–Manny, Moe & Jack that the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, FOR PROPOSAL NUMBER 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

THE PEP BOYS - MANNY, MOE & JACK

June 19, 2008

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR all of the nominees.
1. Election of Directors:			The Board of Directors recommends a vote FOR Item 2.
(ONLY mark circles to withhold authority,
	NOMINEES:	See Instructions below)		FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES	O William Leonard O Peter A. Bassi O Jane Scaccetti O John T. Sweetwood O M. Shân Atkins O Robert H. Hotz O James A. Mitarotonda O Nick White O James A. Williams O Thomas R. Hudson Jr. O Dr. Irvin D. Reid		2. To approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
WITHHOLD AUTHORITY FOR ALL NOMINEES			The Board of Directors recommends a vote FOR Item 3.
				FOR	AGAINST	ABSTAIN
FOR ALL EXCEPT (See instructions below)			3. The amendment of our Articles of Incorporation to provide for majority voting in uncontested elections of Directors.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.